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CONTACT:
Investor Relations & Corporate Communications, (602) 808-3854

          MEDICIS REPORTS SECOND QUARTER FISCAL 2004 FINANCIAL RESULTS

SCOTTSDALE, Arizona--January 22, 2004--Medicis (NYSE:MRX) today announced second quarter fiscal 2004 net revenues of $70.6 million with "if-converted" net income of $16.0 million, or $0.25 per diluted share, absent a $1.6 million tax-effected special charge associated with a research and development collaboration, compared to second quarter fiscal 2003 net revenues of $59.5 million with net income of $15.3 million, or $0.27 per diluted share. Including the tax-effected special charge of $1.6 million, the Company reported net income of $13.6 million, or $0.23 per diluted share for the second quarter of fiscal 2004. Second quarter fiscal 2004 diluted per share amounts are calculated using the "if-converted" method of accounting in accordance with Generally Accepted Accounting Principles ("GAAP") due to the outstanding 2.5% Convertible Senior Notes meeting the criteria for conversion, regardless of whether the bondholders actually convert their bonds into shares. Second quarter fiscal 2003 diluted per share amounts do not reflect the "if-converted" method, as the criteria for conversion had not been met.

Second quarter fiscal 2004 net revenues increased 19% primarily as a result of net overall growth in sales of the Company's core brands. At the end of the second quarter, the Company's core brands included RESTYLANE(R), DYNACIN(R), LOPROX(R), OMNICEF(R), ORAPRED(R), PLEXION(R) and TRIAZ(R). These core brands represented approximately 91% of total product sales, with no U.S. sales of RESTYLANE(R). The Company's gross profit margin remained consistent at approximately 84%.

For the first six months of fiscal 2004, Medicis reported net revenues of $133.9 million with "if-converted" net income of $27.2 million, or $0.43 per diluted share, absent a $37.5 million tax-effected loss associated with the early extinguishment of debt reported in the first quarter of fiscal 2004, absent a $1.6 million tax-effected special charge associated with a research and development collaboration reported in second quarter fiscal 2004. Including the tax-effected special charges of $37.5 million and $1.6 million reported in the first half of fiscal 2004, Medicis reported a net loss of $13.5 million, or $(0.25) per diluted share for the first six months of fiscal 2004. Comparatively, in the first half of fiscal 2003, Medicis reported net revenues of $118.3 million with net income of $30.6 million, or $0.54 per diluted share, absent a $3.4 million tax-effected special charge reported in the first quarter of fiscal 2003 associated with a research and development collaboration. Including the tax-effected special charge of $3.4 million, Medicis reported net income of $27.2 million, or $0.48 per diluted share for the first six months of fiscal 2003. First half of fiscal 2004 diluted per share amounts are calculated using the "if-converted" method of accounting in accordance with GAAP. First half of fiscal 2003 diluted per share amounts do not reflect the "if-converted" method, as the criteria for conversion had not been met.

For the first six months of fiscal 2004, net revenue increased 13% primarily as a result of net overall growth in sales of the Company's core brands. In the first half of fiscal 2004, the Company's core brands represented approximately 88% of total product sales, with no U.S. sales of RESTYLANE(R). Additionally, the Company's gross profit margin for the first half of fiscal 2004 was consistent at 84%.

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

Selling, general and administrative expenses in second quarter fiscal 2004 increased approximately 30% to $29.1 million, as the Company incurred incremental costs associated with the establishment of a sales and marketing strategy for RESTYLANE(R). The Company has incurred incremental costs associated with the hiring of a dedicated aesthetics sales force, additional headquarters personnel to support sales force efforts, including product management, customer service and training personnel, expenses associated with public relations, physician training and continuing medical education, and other administrative expenses. A Pre-Market Approval application for RESTYLANE(R) was approved by the Food and Drug Administration on December 12, 2003, followed by the product launch and first U.S. commercial sales of RESTYLANE(R) on January 6, 2004.

On January 2, 2004, the Company announced a 2 for 1 stock split in the form of a stock dividend payable on January 23, 2004, to stockholders of record at the close of business on January 12, 2004.

"We are pleased to have completed a strong quarter, driven by sales growth in our core brands," said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. "As we had indicated in previous guidance, the first half of fiscal year 2004 was a period of significant investment in building the Company's capacity to commercialize RESTYLANE(R). With the recent approval of this important addition to our core brand group, our product offerings to physicians are nicely diversified across therapeutic categories. We continue to focus on the growth of our other core brands, furtherance of our research and development program and corporate development opportunities."

Medicis previously released updated fiscal 2004 revenue guidance of approximately $291 million and earnings per share guidance of $1.08. The Company is raising its previous fiscal 2004 revenue guidance by $1 million to approximately $292 million, and earnings per share guidance by $0.01 to $1.09, excluding special charges. Based upon information available currently to the Company, its guidance is as follows:


                                Fiscal Year 2004
                              ending June 30, 2004
                     (in millions, except per share amounts)

                             First Quarter       Second Quarter     Third Quarter     Fourth Quarter      Fiscal Year
                               (9/30/03)           (12/31/03)         (3/31/04)         (6/30/04)             2004
                                 Actual              Actual           Estimated         Estimated          Estimated
                             -------------       --------------     -------------     --------------      -----------
Current revenue
  objectives                     $63                 $71                $76                $82               $292
Previous EPS guidance
  reflective of stock split*     $0.18               $0.24              $0.31              $0.35             $1.08
Current EPS objectives
  reflective of stock split*     $0.18               $0.25              $0.31              $0.35             $1.09


*Excluding tax-effected loss on early extinguishment of debt, special charges relating to research and development collaborations and application of the "if-converted" method in accordance with GAAP

At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company. The Company's business is subject to all risk factors outlined in the Company's most recent annual report on Form 10-K, its Form S-3 registration statement and other filed documents with the Securities and Exchange Commission. At the time of this release, the Company cannot, among other things, assess the forthcoming results of the Company's research and development projects and the risks associated with the FDA approval process, risks associated with significant competition within the Company's industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company's core brands, or any future competitive product approvals that may affect the Company's brands. Additionally, Medicis may acquire and/or license products

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

or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for research and development work which has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty which periods these potential payments could be made, nor if any payments such as these will be made at all. The above estimated future guidance does not include the potential payments associated with any such transactions.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological, pediatric and podiatric conditions, and aesthetics medicine. Medicis has leading branded prescription products in a number of therapeutic categories, including acne, asthma, eczema, fungal infections, hyperpigmentation, photoaging, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company's products include the prescription brands RESTYLANE(R), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), LUSTRA(R) (hydroquinone), LUSTRA-AF(R) (hydroquinone) with sunscreen, ALUSTRA(R) (hydroquinone) with retinol, OMNICEF(R) (cefdinir), ORAPRED(R) (prednisolone sodium phosphate), PLEXION(R) Cleanser (sodium sulfacetamide/sulfur), PLEXION TS(R) (sodium sulfacetamide/sulfur), PLEXION SCT(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide), the over-the-counter brand ESOTERICA(R), and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company's website at www.medicis.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, or any future competitive product approvals that may affect its brands. Also, there are a number of additional important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med transaction, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2003. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. RESTYLANE(R) is a registered trademark of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.

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

                                     Medicis
                      (in thousands, except per share data)
                        Summary Statements of Operations
                                   (unaudited)

                                                                       Three Months Ended                Six Months Ended
                                                                          December 31,                     December 31,
                                                                  -----------------------------    ------------------------------
                                                                      2003            2002              2003            2002
                                                                  -----------------------------    ------------------------------
Revenues                                                            $ 70,633         $ 59,514          $ 133,929      $ 118,259
Cost of sales                                                         11,237            9,307             21,418         18,465
                                                                    --------         --------          ---------      ---------
    Gross profit                                                      59,396           50,207            112,511         99,794
Operating expenses:
    Selling, general and administrative                               29,102           22,325             59,114         43,931
    Research and development                                          5,753*            2,288             9,291*       10,163**
    Depreciation and amortization                                      3,740            2,168              7,166          4,174
    Loss on early extinguishment of debt                                  --               --             58,660             --
                                                                    --------         --------          ---------      ---------
       Total operating expenses                                       38,595           26,781            134,231         58,268
Operating income (loss)                                               20,801           23,426           (21,720)         41,526
Interest income (expense), net                                           163              114              (114)            291
Income tax (expense) benefit                                         (7,337)          (8,239)              8,298       (14,636)
                                                                    --------         --------          ---------      ---------
    Net income (loss)                                               $ 13,627         $ 15,301          $(13,536)      $  27,181
                                                                    ========         ========          =========      =========
Basic net income (loss) per common share                               $0.25            $0.28            $(0.25)          $0.50
                                                                       =====            =====            =======          =====
Diluted net income (loss) per common share                          $0.23***            $0.27         $(0.25)***          $0.48
                                                                    ========            =====         ==========          =====
Shares used in basic net income (loss) per common share               54,965           54,025             54,780         54,495
Shares used in diluted net income (loss) per common share             63,987           55,892             54,780         56,270

Cash flow from operations                                           $  6,230         $  7,094          $  39,981      $  41,786
---------------------------------------------------------------------------------------------------------------------------------
GAAP Net income (loss)                                              $ 13,627         $ 15,301          $(13,536)        $27,181
    Interest expense and associated bond offering costs (tax-         836***               --           1,672***             --
    effected)
    Special charge for R&D (tax-effected)                              1,575               --              1,575          3,402
    Loss on early extinguishment of debt (tax-effected)                   --               --             37,474             --
                                                                    --------         --------          ---------      ---------
                                                                        ----
"If-converted" net income prior to special charge and loss          $ 16,038         $ 15,301          $  27,185      $  30,583
on early extinguishment of debt                                     ========         ========          =========      =========

       Shares used in diluted net income per common share             63,987           55,892             63,555         56,270
       Diluted net income per common share                             $0.25            $0.27              $0.43          $0.54
                                                                       =====            =====              =====          =====
---------------------------------------------------------------------------------------------------------------------------------

*Reported R&D expenses include a special charge of $2.4 million relating to a research & development collaboration
**Reported R&D expenses include a special charge of $5.4 million relating to a research & development collaboration
***To calculate diluted earnings per share, tax-effected net interest on the 2.5% contingent convertible notes and associated bond offering costs of $836,000 is added back to GAAP net income for the three months ended December 31, 2003, and divided by shares used in diluted net income per common share. For the six months ended December 31, 2003, the dilutive shares relative to the convertible notes do not impact earnings per share, as they are anti-dilutive.

                                 Balance Sheets
                                 --------------

                                                          At December 31, 2003        At June 30, 2003
                                                          --------------------        ----------------
                                                              (unaudited)
Assets
  Cash, cash equivalents & short-term investments                     $537,457                $552,663
  Accounts receivable, net                                              51,995                  51,661
  Inventory, net                                                        22,573                  14,005
  Other current assets                                                  33,580                  27,299
                                                                      --------                --------
     Total current assets                                              645,605                 645,628
  Property and equipment, net                                            4,923                   3,094
  Deferred tax asset                                                        99                      --
  Intangible assets, net                                               330,169                 278,269
  Other assets                                                           8,365                   9,999
                                                                      --------                --------
     Total assets                                                     $989,161                $936,990
                                                                      ========                ========

Liabilities and stockholders' equity
  Current liabilities                                                  $71,336                 $68,847
  Contingent convertible senior notes 2.5% due 2032                    169,163                 400,000
  Contingent convertible senior notes 1.5% due 2033                    283,910                      --
  Deferred tax liability                                                    --                   7,022
  Stockholders' equity                                                 464,752                 461,121
                                                                      --------                --------
     Total liabilities and stockholders' equity                       $989,161                $936,990
                                                                      ========                ========

Working capital                                                       $574,269                $576,781
                                                                      ========                ========

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